FORM 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

QUEENSTAKE RESOURCES LTD.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 18th Street, Suite 2940

Denver, Colorado 80202

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares without Par Value	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Exchange Act:

None

(Title of class)

Item 1.     Description of Registrant’s Securities to be Registered

The following is a summary of the principal attributes of the Common Shares without nominal or par value (the “Shares”) of Queenstake Resources Ltd. (the “Company”):

The holders of the Shares are entitled to receive notice of, attend and vote at any meeting of the shareholders of the Company. The Shares carry one vote per share. There are no cumulative voting rights, and directors do not stand for re-election at staggered intervals. The holders of Shares are entitled to receive on a pro-rata basis such dividends as may be declared by the Board, out of funds or property legally available therefor or by issuing fully paid Shares of the Company.

Each Share is entitled to share pro-rata in any profits of the Company to the extent they are distributed either through the declaration of dividends or otherwise distributed to shareholders on a winding up or liquidation. In the event of the liquidation, dissolution or winding up of the Company, the holders of the Shares will be entitled to receive on a pro-rata basis all of the assets of the Company remaining after payment of all the Company’s liabilities.

No pre-emptive, redemption, sinking fund or conversion rights are attached to the Shares, and the Shares, when fully paid, are not liable to further call or assessment. No other class of shares may be created without the approval of the requisite majority of the holders of Shares. There are no provisions of the Shares discriminating against any existing or prospective holder of Shares as a result of such shareholder owning a substantial number of Shares.

Additional information called for by this Item is contained in the Company’s annual report on Form 20-F for the year ended December 31, 2003, on file with the Securities and Exchange Commission (the “Commission”), and is hereby incorporated by reference herein.

Item 2.     Exhibits.

*1.1	Certificate of Continuance of Queenstake Resources Ltd. to the Yukon Territory dated June 24, 1999 as set out in the attached Articles of Continuance, under section 190 of the Business Corporations Act (Yukon)

*1.2	Certificate of Arrangement of Queenstake Resources Ltd., Santa Cruz Gold Inc. and 18463 Yukon Inc. effective July 19, 1999, under section 195 of the Business Corporations Act (Yukon), and Articles of Arrangement

*1.3	Certificate of Amalgamation of Queenstake Resources Ltd. dated July 19, 1999, Articles of Amalgamation and By-laws

*	Incorporated by reference to the exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31, 1999, as filed with the Commission (file number 0-24096).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

QUEENSTAKE RESOURCES LTD.

Registrant

By: /s/ John F. Engele

        Name: John F. Engele

        Title: Vice President Finance and

                    Chief Financial Officer

Date: December 2, 2004

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